Exhibit 99.1

    PRESS RELEASE

For Release:   Immediate

Contact:          Matt Pudlowski (314) 877-7091

RALCORP HOLDINGS ANNOUNCES RESULTS FOR
THE FIRST QUARTER OF FISCAL 2012

▪	Q1 net sales were up 18%, including 9% base-business growth
▪	Adjusted diluted EPS were $1.33 for the quarter, up from $1.27 last year
▪	Refrigerated Dough contributed approximately $.14 to adjusted diluted EPS for the quarter

ST. LOUIS, MO, February 7, 2012 … Ralcorp Holdings, Inc. (NYSE:RAH) today reported results for the quarter ended December 31, 2011.  Ralcorp’s results include the operations of the North American private-brand refrigerated dough business of Sara Lee Corp. (Refrigerated Dough) since it was acquired on October 3, 2011.  Additionally, results include the operations of the Post cereals business (the Branded Cereal Products segment), which was distributed to shareholders effective February 3, 2012 and now is a separate publicly traded company named Post Holdings, Inc. (NYSE:POST).  Unless otherwise indicated, all comparisons of results in the following discussions are for the first quarter of Ralcorp’s fiscal 2012 relative to the first quarter of fiscal 2011 ended December 31, 2010.

Executive Summary

	Three Months Ended
	December 31,
	2011	2010	% Change
(dollars in millions, except per share data)
Net Sales	$1,380.9	$1,173.3	18%
Diluted Earnings per Share	$1.16	$1.28	-9%
Adjusted Diluted Earnings per Share	$1.33	$1.27	5%

•	Net Sales grew as a result of the Refrigerated Dough acquisition as well as higher net pricing in all segments in response to rising commodity costs.
•
Refrigerated Dough contributed approximately $.14 to adjusted diluted earnings per share for the first quarter and is expected to contribute $.30 to adjusted diluted earnings per share during fiscal 2012.

•
Diluted Earnings per Share (EPS) in this year’s first quarter were negatively affected by mark-to-market losses on economic hedges, merger and integration costs, Post separation costs, accelerated amortization of intangible assets, and amounts related to plant closures.  Last year’s diluted EPS were negatively affected by a provision for legal settlement and positively affected by mark-to-market gains on economic hedges.  The effects of all of these items are excluded from Adjusted Diluted EPS.  Adjusted Diluted EPS include the effect of normal amortization expense, including the amortization of intangible assets that are only recorded through business acquisitions (mostly trademarks and customer relationships) with a combined impact of $.25 per share and $.20 per share in the three months ended December 31, 2011 and 2010, respectively.

Net Sales

	Three Months Ended
	December 31,
	2011	2010	% Change
(dollars in millions)
Base-business Net Sales	$1,279.9	$1,173.3	9%
Net sales from recent acquisitions
excluded from base-business net sales:
Refrigerated Dough	101.0	-	9%
Net Sales	$1,380.9	$1,173.3	18%

Net sales increased 18%, largely due to the acquisition of Refrigerated Dough.  Base-business net sales increased 9% as a result of an increase in overall net pricing due to adjustments in response to higher raw material (ingredients and packaging) and freight costs, partially offset by an overall 1% volume decline.  Excluding sales of the Branded Cereal Products segment, base-business volume was flat compared to a year ago.

Margins

	Three Months Ended
	December 31,
	2011	2010
(% of net sales)
Gross Profit	24.4%	27.1%
Selling, general and administrative expenses	-12.5%	-12.6%
Amortization of intangible assets	-1.8%	-1.7%
Other operating expenses, net	-.2%	-.3%
Operating Profit	9.8%	12.5%

Adjusted Gross Profit	24.9%	26.7%
Adjustments for economic hedges	-.4%	.4%
Merger and integration costs	-.1%	-
Gross Profit	24.4%	27.1%

Adjusted Selling, General & Administrative Expenses	-12.2%	-12.6%
Merger and integration costs	-.1%	-
Post separation costs	-.2%	-
Selling, General & Administrative Expenses	-12.5%	-12.6%

Adjusted Operating Profit	10.9%	12.4%
Adjustments for economic hedges	-.4%	.4%
Post separation costs	-.2%	-
Merger and integration costs	-.4%	-
Accelerated amortization of intangible assets	-.1%	-.1%
Provision for legal settlement	-	-.2%
Operating Profit	9.8%	12.5%

    Gross profit margin was negatively impacted in fiscal 2012 by $5.8 million of net adjustments for economic hedge contracts as well as a $1.6 million inventory adjustment related to acquisition accounting for Refrigerated Dough.  In fiscal 2011, gross profit margin was positively impacted by $4.8 million of net adjustments for economic hedge contracts.  Excluding the effect of these items, adjusted gross profit margin decreased from 26.7% last year to 24.9% this year.  Base-business raw material and freight costs (net of hedging activities) were approximately $112 million higher, with the most significant impact in snack nuts (included in the Snacks, Sauces & Spreads segment) and durum wheat (included in the Pasta segment).  Most of these rising commodity costs were offset through a combination of pricing adjustments and savings from cost reduction efforts but the resulting impact of the higher costs offset by higher sales reduced gross margins (gross profit as a percentage of net sales) by approximately 2.3 percentage points.  This negative effect was partially offset by the positive impact of the addition of the higher-margin products of Refrigerated Dough and favorable manufacturing costs overall.
    Selling, general and administrative (SG&A) expenses as a percentage of net sales decreased a tenth of one percentage point compared to the prior year.  The SG&A percentage was negatively impacted by merger and integration costs and Post separation costs in fiscal 2012.  Excluding the effect of these items, adjusted SG&A expense as a percentage of net sales declined from 12.6% to 12.2%.  The improved rate was driven primarily by the effect of sales growth (as described above) outpacing SG&A growth for most of Ralcorp's segments, especially for Snacks, Sauces & Spreads, for Pasta, and for Other Cereal Products.  Rates were also positively affected by a decrease in costs related to information systems projects.  These decreases were partially offset by increased advertising expense in the Branded Cereal Products segment as well as an increase in mark-to-market adjustments for certain stock-based deferred compensation.
    Total amortization expense for the first quarter of fiscal 2012 was $24.0 million ($.28 per diluted share) compared to $19.5 million ($.22 per share) a year ago.  The increase is primarily due to the acquisition of Refrigerated Dough.
    In addition to the items discussed above, the first quarter operating profit margin was affected by other merger and integration costs (primarily in the current year) and a provision for legal settlement (in the prior year only) as described below.

Adjustments for Economic Hedges
    Certain derivative contracts do not qualify for cash flow hedge accounting but are used as economic hedges of the Company’s exposure to changes in commodity costs.  Realized and unrealized gains and losses on such contracts are recognized at a corporate level but not allocated to affect segment operating profit until the hedged exposure affects earnings.  In the first quarter of fiscal 2012, net mark-to-market losses on such derivatives totaled $5.8 million, and net gains totaling $3.6 million were reclassified to segment operating profit, resulting in a net adjustment for economic hedges of $9.4 million loss.  In the prior year, net mark-to-market gains on such derivatives totaled $4.8 million, and nothing was reclassified to segment operating profit, resulting in a net adjustment for economic hedges of $4.8 million gain.  This net adjustment was recognized in cost of goods sold on the statement of earnings but excluded from segment operating profit and the Company’s non-GAAP measures of Adjusted EBITDA and Adjusted Diluted Earnings per Share.

Post Separation Costs
    During the quarter ended December 31, 2011, Ralcorp incurred $2.7 million of costs (primarily professional service fees) related to the separation of the Post cereals business from the other Ralcorp businesses.  These Post separation costs are included in “Selling, general and administrative expenses.”

Merger and Integration Costs
    During the three months ended December 31, 2011 and 2010, Ralcorp recorded approximately $5.6 million and $.2 million, respectively, of expenses related to acquisition activity.  In 2012, those costs related primarily to the acquisition of Refrigerated Dough including a one-time finished goods inventory revaluation adjustment.  Of the $5.6 million net merger and integration costs recorded in the three months ended December 31, 2011, $1.6 million is included in “Cost of  goods sold,” $1.4 million is included in “Selling, general and administrative expenses,” and $2.6 million is included in “Other operating expenses, net.”

Provision for Legal Settlement
    During the three months ended December 31, 2010, the Company increased its accrual by $2.5 million related to certain contractual claims by a customer.  Those claims arose primarily as a result of the customer’s recall of certain peanut-butter-based products in January 2009 and were subsequently settled for a total of $10.0 million.  The provision for legal settlement is included in “Other operating expenses, net.”

Interest Expense and Income Taxes
    Interest expense decreased $1.3 million due to a decline in the weighted average interest rate.  The weighted average interest rate on all of the Company’s outstanding borrowings was 5.1% and 5.6% in the quarters ended December 31, 2011 and 2010, respectively.
    The effective income tax rate was approximately 35.5% in the first quarter of 2012, down slightly from 36.0% in last year’s first quarter.

Segment Results

	Three Months Ended
	December 31,
	2011	2010	% Change
(pounds in millions)
Sales Volume
Branded Cereal Products	98.0	103.9	-6%
Other Cereal Products	133.3	134.5	-1%
Snacks, Sauces & Spreads	347.2	341.9	2%
Frozen Bakery Products	254.8	174.0	46%
Pasta	208.8	212.0	-2%
Total Sales Volume	1,042.1	966.3	8%

(dollars in millions)
Net Sales
Branded Cereal Products	$214.4	$221.6	-3%
Other Cereal Products	226.2	204.7	11%
Snacks, Sauces & Spreads	473.6	417.4	13%
Frozen Bakery Products	308.0	193.7	59%
Pasta	158.7	135.9	17%
Total Net Sales	$1,380.9	$1,173.3	18%

Segment Operating Profit
Branded Cereal Products	$34.9	$49.7	-30%
Other Cereal Products	28.8	22.5	28%
Snacks, Sauces & Spreads	41.1	37.4	10%
Frozen Bakery Products	33.9	23.0	47%
Pasta	26.7	28.2	-5%
Total Segment Operating Profit	$165.4	$160.8	3%

Segment Operating Profit Margin
Branded Cereal Products	16%	22%
Other Cereal Products	13%	11%
Snacks, Sauces & Spreads	9%	9%
Frozen Bakery Products	11%	12%
Pasta	17%	21%
Total Segment Operating Profit Margin	12%	14%

Depreciation and Amortization
Branded Cereal Products	$15.0	$14.7	2%
Other Cereal Products	5.3	5.5	-4%
Snacks, Sauces & Spreads	10.6	10.3	3%
Frozen Bakery Products	16.9	10.0	69%
Pasta	12.7	13.2	-4%
Corporate	3.9	3.2	22%
Total Depreciation and Amortization	$64.4	$56.9	13%

Branded Cereal Products
    Net sales declined 3% as the impact of lower volume was partially offset by increased net selling prices in response to higher raw material costs.  Volumes were down across most of the Post brand portfolio with the exception of Great Grains, which grew 13% driven by increased advertising support.
    Segment operating profit decreased 30% as a result of increased marketing investments, higher raw material costs (driven by wheat, nuts, and corn), unfavorable manufacturing expenses (due to the negative impact of lower production volumes on plant utilization and fixed cost absorption), and lower volumes.  These unfavorable variances were partially offset by increased net pricing and favorable warehouse and broker expenses.

Other Cereal Products
    Net sales increased 11% as higher net selling prices (raised in response to commodity cost increases) and a favorable sales mix (with a shift to nutritional bars, which have a higher price per pound) were partially offset by slightly lower overall volume.  Volume declines in hot cereal, foodservice, co-manufacturing, and other minor categories were almost completely offset by volume gains in nutritional bars and ready-to-eat cereals driven by new product sales, expanded distribution of existing products, and strong promotional programs.
    Segment operating profit increased 28% as improved net selling prices were only partially offset by higher raw material costs (driven by oats, corn, wheat, fruits, and nuts), production costs (primarily nutritional bars), freight costs, distribution costs, and customer promotion costs.

Snacks, Sauces & Spreads
    Net sales grew 13% as a result of increased net selling prices and higher overall volume, partially offset by increased trade promotion spending.  Net selling prices were raised in reaction to significantly higher commodity costs across many of the segment’s product categories, but most notably in snack nuts.
    Segment operating profit increased 10% driven by improved net selling prices, a favorable sales mix (primarily due to higher cracker and cookie volume and lower snack nut volumes), and favorable manufacturing costs.  Those beneficial effects were partially offset by the effects of significantly higher raw material costs (primarily cashews, peanuts, and tree nuts, but also including oils, wheat, and packaging), freight costs, information systems costs, and brokerage costs.

Frozen Bakery Products
    Net sales were up 59% primarily attributable to incremental sales from the acquisition of Refrigerated Dough.  Excluding results from this acquisition, base business net sales were up 7% driven by price increases in response to commodity cost increases, partially offset by slightly lower volumes.  Volume gains in foodservice were offset by the effects of volume declines in retail griddle products and the in-store bakery channel (primarily frozen dough and bread).  Foodservice sales benefited from a new product for a major restaurant chain.
    Segment operating profit was up 47% primarily due to the acquisition of Refrigerated Dough.  Excluding this acquisition, segment operating profit decreased 19% driven by higher raw materials (primarily flour, dairy, and eggs), freight, and increased information systems costs as well as unfavorable foreign exchange rates, partially offset by improved net selling prices.

Pasta
    Net sales were up 17% due to higher net selling prices in response to rising raw material costs, partially offset by lower volumes.  Retail sales volume was down 1% with small declines in private-brand and branded products.  Institutional volumes declined 3%, due to lower ingredient and foodservice sales, partially offset by higher co-manufacturing volume.
    Segment operating profit decreased 5% due to lower sales volumes and net selling price increases not completely offsetting significantly higher raw material costs (primarily durum and semolina wheat).

Outlook
    Effective with Ralcorp’s second quarter financial reporting, the Company expects to report Post as a “discontinued operation,” and thus Post will be excluded from results from continuing operations.  All comments included below exclude the fiscal 2012 operations of Post.
    As previously discussed, Ralcorp incurred significant amounts of raw material and freight cost increases during the first three months of fiscal 2012.  For fiscal 2012, the Company currently expects the net year-over-year increase in unit costs for raw materials will result in a 10-12% increase in cost of goods sold, with the most significant impact in its second fiscal quarter.  The primary commodities driving this estimated increase are durum wheat, cashews, tree nuts (particularly almonds and pecans), and peanuts.  Excluding durum wheat and snack nuts, this increase is expected to be 5-6% after the effects of hedging and forward purchase contracts.  To offset the impact of these significant cost increases, the Company expects to take additional actions, including aggressively reducing costs through ongoing continuous improvement and other initiatives and increasing prices when justified.  The timing of these pricing actions and acceptance by customers is expected to lag cost increases, particularly in the first half of fiscal 2012 for the Pasta and Snacks, Sauces & Spreads reporting segments.  The Company expects that operating results in the second half of fiscal 2012 will improve for both segments as pricing and commodity increases become better aligned.
    Ralcorp also stated, “Our operating results benefit from contract manufacturing, or ‘co-manufacturing,’ revenue of national brand products, which represented between 5% and 8% of total revenue over the last three years, primarily in our Snacks, Sauces & Spreads and Other Cereal Products reporting segments.  The impact from co-manufacturing arrangements can fluctuate significantly from period to period.  We use this type of business mostly to utilize excess capacity in our production facilities, but require an appropriate margin to do so.  We were unable to reach an agreement to extend a contract manufacturing agreement with a nutritional bar customer in our Other Cereal Products’ Bloomfield business that would allow us an acceptable margin.  This customer represented approximately 4% of total Ralcorp sales in fiscal 2011, and we expect to transition out of this contract over the next year.  As a result, we are re-scaling our Bloomfield business by bringing in several new customers and closing a production facility at the end of February.  We expect that these efforts, combined with base-business growth, will allow our Other Cereal Products segment to have fiscal year 2012 operating profit at least equal to our fiscal 2011 level, in spite of this loss.”

Non-GAAP Measures and Additional Information
    The non-GAAP financial measures presented herein (including “base-business net sales” and measures labeled as “adjusted”) do not comply with accounting principles generally accepted in the United States, or GAAP, because they are adjusted to exclude (include) certain cash and non-cash income and expenses that would otherwise be included in (excluded from) the most directly comparable GAAP measure in the statement of earnings.  These non-GAAP financial measures, which are not necessarily comparable to similarly titled captions of other companies due to potential inconsistencies in the methods of calculation, should not be considered an alternative to, or more meaningful than, related measures determined in accordance with GAAP.  These non-GAAP measures supplement other metrics used by management to internally evaluate its businesses and facilitate the comparison of operations over time.
    For additional information regarding the Company’s results, including reconciliations of non-GAAP measures to related GAAP measures, refer to the schedules below, as well as to the financial statements and management’s discussion and analysis included in the Company’s Quarterly Report on Form 10-Q for the quarter ended December 31, 2011, to be filed on February 9, 2012.  The Company will also host a conference call tomorrow, February 8, at 8:00 a.m. Eastern Time to discuss the financial results.  The dial-in number will be 1-877-267-2092 for participants in the United States and 1-786-800-3988 for participants outside the United States.  The conference ID number is 43063363.  The call also will be broadcast live over the Internet and can be accessed by visiting the investor relations section of the Company’s website at www.ralcorp.com.  For those unable to participate during the live webcast, a replay will be available on www.ralcorp.com for 30 days.

Cautionary Statement on Forward-Looking Statements
    Forward-looking statements, within the meaning of Section 21E of the Securities Exchange Act of 1934, are made throughout this release.  These forward-looking statements are sometimes identified by the use of terms and phrases such as “believe,” “should,” “would,” “expect,” “project,” “estimate,” “anticipate,” “intend,” “plan,” “will,” “can,” “may,” or similar expressions elsewhere in this release.  All forward-looking statements are subject to a number of important factors, risks, uncertainties and assumptions that could cause actual results to differ materially from those described in any forward-looking statements.  These factors and risks include, but are not limited to, general economic conditions, changes in actual or forecasted results of operations, competitive pressures, future sales volume, significant increases in the costs of certain raw materials, inability to effect future price increases or cost reduction programs, changes in tax laws, integration of recent acquisitions and related accretion, future capital expenditures, changes in weighted average shares for diluted EPS, increases in transportation costs, and other financial, operational and legal risks and uncertainties detailed from time to time in the Company's cautionary statements contained in its filings with the Securities and Exchange Commission.  The Company disclaims and does not undertake any obligation to update or revise any forward-looking statement in this press release.

About Ralcorp Holdings, Inc.
    Ralcorp produces a variety of private‐brand foods sold under the individual labels of various grocery, mass merchandise and drugstore retailers, and frozen bakery products sold to in-store bakeries, restaurants and other foodservice customers.  Ralcorp’s diversified product mix includes: ready‐to‐eat and hot cereals; nutritional and cereal bars; snack mixes, corn‐based chips and extruded corn snack products; crackers and cookies; snack nuts; chocolate candy; salad dressings; mayonnaise; peanut butter; jams and jellies; syrups; sauces; frozen griddle products including pancakes, waffles, and French toast; frozen biscuits and other frozen pre‐baked products such as breads and muffins; frozen and refrigerated doughs; and dry pasta.  Until February 3, 2012, Ralcorp also produced Post branded cereals.  For more information about Ralcorp, visit the Company’s website at www.ralcorp.com.

RALCORP HOLDINGS, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(Dollars in millions except per share data, shares in thousands)

	Three Months Ended
	December 31,
	2011	2010

Net Sales	$1,380.9	$1,173.3
Cost of goods sold	(1,044.6)	(855.3)
Gross Profit	336.3	318.0
Selling, general and administrative expenses	(173.9)	(147.5)
Amortization of intangible assets	(24.0)	(19.5)
Other operating expenses, net	(2.7)	(3.9)
Operating Profit	135.7	147.1
Interest expense, net	(34.4)	(35.7)
Earnings before Income Taxes	101.3	111.4
Income taxes	(36.0)	(40.1)
Net Earnings	$65.3	$71.3

Earnings per Share
Basic	$1.18	$1.30
Diluted	$1.16	$1.28

Weighted Average Shares Oustanding
Basic	55,013	54,703
Diluted	56,021	55,425

RALCORP HOLDINGS, INC.
UNAUDITED RECONCILIATIONS OF NON-GAAP MEASURES
(Dollars in millions except per share data)

	Three Months Ended
	December 31,
	2011	2010
Adjusted Diluted Earnings per Share	$1.33	$1.27
Adjustments for economic hedges	(.07)	.05
Post separation costs	(.03)	-
Merger and integration costs	(.06)	-
Accelerated amortization of intangible assets	(.01)	(.01)
Provision for legal settlement	-	(.03)
Diluted Earnings per Share	$1.16	$1.28

Adjusted EBITDA	$214.3	$202.0
Interest expense, net	(34.4)	(35.7)
Income taxes	(36.0)	(40.1)
Depreciation and amortization	(64.4)	(56.9)
Adjustments for economic hedges	(5.8)	4.8
Post separation costs	(2.7)	-
Merger and integration costs	(5.6)	(.2)
Provision for legal settlement	-	(2.5)
Amounts related to plant closures (excluding depreciation)	(.1)	(.1)
Net Earnings	$65.3	$71.3

Total Segment Operating Profit	$165.4	$160.8
Interest expense, net	(34.4)	(35.7)
Adjustments for economic hedges	(5.8)	4.8
Post separation costs	(2.7)	-
Merger and integration costs	(5.6)	(.2)
Accelerated amortization of intangible assets	(1.3)	(1.3)
Provision for legal settlement	-	(2.5)
Amounts related to plant closures	(.1)	(.2)
Stock-based compensation expense	(3.9)	(3.8)
Systems upgrade and conversion costs	(1.6)	(2.4)
Other unallocated corporate expenses	(8.7)	(8.1)
Earnings before Income Taxes	$101.3	$111.4